NUMBER

CERT.9999

Unifoil Holdings, Inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF NEW JERSEY

$0.001 PAR VALUE COMMON STOCK

SHARES

*******9,000,000,000*******

CUSIP 999999ZZ9

COMMON STOCK

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * NINE BILLION AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

Unifoil Holdings, Inc.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated: JANUARY 01, 2009

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC

Transfer Agent and Registrar

By:____________________________

AUTHORIZED SIGNATURE

Chief Executive Officer

Chief Financial Officer